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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO
                       FILED PURSUANT TO RULE 13d-2(b) (1)

                                (Amendment No. 1)

                             MEADE INSTRUMENTS CORP.
             -------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   583062 10 4
             -------------------------------------------------------
                                 (CUSIP Number)


                                     1/28/98
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]     Rule 13d-1(b)

         [ ]     Rule 13d-1(c)

         [X]     Rule 13d-1(d)



--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 583062 10 4                  13G                     PAGE 2 OF 5 PAGES

================================================================================
1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John C. Diebel
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                         5.     SOLE VOTING POWER
       NUMBER OF                         1,304,166 shares common stock*
        SHARES        ----------------------------------------------------------
     BENEFICIALLY        6.     SHARED VOTING POWER
       OWNED BY                          N/A
         EACH         ----------------------------------------------------------
       REPORTING         7.     SOLE DISPOSITIVE POWER
        PERSON                           1,304,166 shares common stock*
         WITH         ----------------------------------------------------------
                         8.     SHARED DISPOSITIVE POWER
                                         N/A
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,304,166 shares common stock*
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      16.5%*
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
================================================================================

*Includes 29,166 shares subject to options that are currently exercisable or will become exercisable on or before April 9, 1999.

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                                                               Page 3 of 5 Pages
ITEM 1.

         (A)      NAME OF ISSUER:

                  Meade Instruments Corp.

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6001 Oak Canyon
                  Irvine, California 92620

ITEM 2.

         (A)      NAME OF PERSON FILING:

                  John C. Diebel

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  6001 Oak Canyon
                  Irvine, California 92620

         (C)      CITIZENSHIP:

                  U.S.A.

         (D)      TITLE OF CLASS OF SECURITIES:

                  Common Stock

         (E)      CUSIP NUMBER:

                  583062 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         N/A

ITEM 4.  OWNERSHIP:


         (A) Amount Beneficially Owned: 1,304,166 shares common stock. Includes 29,166 shares subject to options that are currently exercisable or will become exercisable on or before April 9, 1999.

         (B) Percent of Class: 16.5%

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                                                               Page 4 of 5 Pages


         (C) Number of Shares as to Which Such Person Has:

                  (i) Sole power to vote or to direct the vote: 1,304,166 shares common stock
                  (ii)     Shared power to vote or to direct the vote: N/A
                  (iii) Sole power to dispose or to direct the disposition of: 1,304,166 shares common stock
                  (iv) Shared power to dispose or to direct the disposition of: N/A


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         N/A

ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                               Page 3 of 5 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 8, 1999


                                                     By: /s/ John C. Diebel
                                                         -----------------------
                                                             John C. Diebel